Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LABCORP'S ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE 2021 TO
ACCRUE CONTINGENT INTEREST

Burlington, NC, March 14, 2011 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that for the period of March 12, 2011 to September 11, 2011, its Zero Coupon Convertible Subordinated Notes due 2021 (Zero Coupon Notes) will, subject to the terms of the Zero Coupon Notes, accrue contingent cash interest at a rate of no less than 0.125% of the average market price of a Zero Coupon Note for the five trading days ended March 9, 2011, in addition to the continued accrual of the original issue discount. Contingent cash interest, which the Company has determined to be approximately $1.52 per Note, will be payable to holders of the Zero Coupon Notes as of the record date, which is August 27, 2011. The payment of contingent cash interest is expected to be made on September 11, 2011.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $5.0 billion in 2010, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers a broad test menu ranging from routine blood analyses to reproductive genetics to DNA sequencing. LabCorp furthers its scientific expertise and innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Genzyme Genetics*, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc., and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

*Genzyme Genetics and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation. © 2011 Laboratory Corporation of America® Holdings. All rights reserved.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2010, and subsequent SEC filings.